PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	April 27,	April 29,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$(5,409)	$21,923
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	51,280	47,840
Gain on sale of facility	-	(2,254)
Minority interest in income of consolidated subsidiaries	982	1,495
Changes in assets and liabilities and other	(11,750)	2,541

Net cash provided by operating activities	35,103	71,545

Cash flows from investing activities:
Purchases of property, plant and equipment	(78,067)	(37,346)
Purchases of short-term investments and other	(306)	-
Proceeds from sales of investments and other	3,487	48,507
Proceeds from sale of facility and other	65	5,011
Investment in joint venture	(2,598)	-

Net cash provided by (used in) investing activities	(77,419)	16,172

Cash flows from financing activities:
Repayments of long-term borrowings	(168,991)	(87,087)
Proceeds from long-term borrowings	132,140	3,369
Proceeds from issuance of common stock	-	552
Other	(498)	-

Net cash used in financing activities	(37,349)	(83,166)

Effect of exchange rate changes on cash	719	(2,186)

Net increase (decrease) in cash and cash equivalents	(78,946)	2,365
Cash and cash equivalents, beginning of period	146,049	129,425

Cash and cash equivalents, end of period	$67,103	$131,790

Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	$(25,991)	$(702)
Capital lease obligation for purchases of property, plant and
equipment	$61,662	$-